Exhibit 1.1

$380,000,000

AK Steel Corporation

7.50% Senior Secured Notes due 2023

UNDERWRITING AGREEMENT

June 13, 2016

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED,

DEUTSCHE BANK SECURITIES INC.,

J.P. MORGAN SECURITIES LLC,

WELLS FARGO SECURITIES, LLC,

As Representatives of the several Underwriters,

c/o Merrill Lynch, Pierce, Fenner & Smith

                           Incorporated

    One Bryant Park

    New York, NY 10036

Dear Sirs:

1. Introductory. AK Steel Corporation, a Delaware corporation (“Company”), AK Steel Holding Corporation (the “Parent”), AK Tube LLC (“AK Tube”) and AK Steel Properties, Inc. (“AK Properties,” and together with AK Tube, the “Subsidiary Guarantors” and together with the Parent, the “Guarantors”), agree with the several Underwriters named in Schedule A hereto (“Underwriters”) to issue and sell to the several Underwriters $380,000,000 principal amount of the Company’s 7.50% Senior Secured Notes due 2023 (the “Offered Securities”), to be issued under that certain indenture, to be dated as of the Closing Date between the Company, the Guarantors and U.S. Bank National Association, as Trustee (the “Indenture”).

The Offered Securities will be guaranteed on an unsecured, senior basis by the Parent and on a senior secured basis by each Subsidiary Guarantor (each guarantee, a “Guarantee” and collectively, the “Guarantees”).

The Offered Securities will be secured by first priority liens on all of the real property, plant and equipment (other than certain excluded property) of the Company and the Subsidiary Guarantors (the “Notes Collateral”) as more particularly described in the General Disclosure Package (as defined herein) and secured by certain mortgages and deeds of trust (the “Mortgages”) and security agreements and other instruments evidencing or creating a security interest (each such Mortgage and security agreement and other instrument listed on Schedule C hereto, the “Security Agreements”), in favor of U.S. Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”), for its benefit and the benefit of the Trustee and the holders of the Offered Securities.

The proceeds of the Offered Securities will be used, together with cash on hand and/or borrowings from the Company’s revolving credit facility, to refinance the Company’s 8.750% Senior Secured Notes due 2018 (the “Existing Senior Notes”), as described in the General Disclosure Package.

2. Representations and Warranties of the Company and the Guarantors. The Company and the Guarantors jointly and severally represent and warrant to, and agree with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Parent has filed with the Commission a registration statement on Form S-3 (No. 333-210785), as amended by Post-Effective Amendment No. 1, including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 5:30 P.M. (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Collateral Agent” has the meaning defined in Section 1 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Subsidiary” means each direct and indirect subsidiary of Parent.

“Trust Indenture Act” means the Trust Indenture Act of 1939.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c) Automatic Shelf Registration Statement. (i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, Parent was a “well known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.

(ii) Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of this Agreement.

(iii) Eligibility to Use Automatic Shelf Registration Form. Parent has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Offered Securities remain unsold by the Underwriters Parent receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form and such Underwriters are required to deliver a prospectus for the Offered Securities, Parent will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form satisfactory to the Representatives, (iii) use its reasonable best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Representatives of such effectiveness. Parent will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which Parent has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(iv) Filing Fees. Parent has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(d) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement, dated June 13, 2016, including the base prospectus, dated June 13, 2016 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(e) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f) Good Standing of the Company and Parent. Each of the Company and Parent has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each of the Company and Parent is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, Parent, and the Subsidiaries, taken as a whole (“Material Adverse Effect”).

(g) Subsidiaries. Each Subsidiary has been duly incorporated and is existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each Subsidiary is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable; and except as disclosed in the General Disclosure Package and the Final Prospectus, all of the capital stock of each Subsidiary is owned by Parent, directly or indirectly, free from liens, encumbrances and defects.

(h) Execution and Delivery of Indenture; Offered Securities; Guarantees; Security Agreements. The Indenture has been duly authorized by the Company and the Guarantors and has been duly qualified under the Trust Indenture Act; the Indenture constitutes, and, as of the Closing Date, the Indenture will have been duly executed and delivered, will conform in all material respects to the information in the General Disclosure Package and the description of the Indenture in the Final Prospectus and will constitute a valid and legally binding obligation of the Company and the Guarantors, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (collectively, the “Enforceability Exceptions”); the Offered Securities have been duly authorized by the Company and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, the Indenture having been duly executed and delivered, such Offered Securities will have been duly executed, authenticated, issued and delivered, will conform in all material respects to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus, and such Offered Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions; and the Guarantees have been duly authorized by each such Guarantor and, when the Offered Securities are executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein the Guarantee of each Guarantor will conform in all material respects to the information in the General Disclosure Package and to the description of such Guarantee contained in the Final Prospectus and will constitute a valid and legally binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms, subject to the Enforceability Exceptions; each of the applicable Security Agreements has been duly authorized by the Company and, when executed and delivered by the Company, will conform in all material respects to the information in the General Disclosure Package and to the description of such Security Agreement contained in the Final Offering Memorandum and will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions; and each Security Agreement, when executed and delivered in connection with the sale of the Offered Securities on the Closing Date (or, with respect to the Mortgages if the Company proceeds in accordance with Section 5(l)(ii), on or prior to the Mortgage Delivery Date (as hereinafter defined)), will create in favor of the Collateral Agent for the benefit of itself, the Trustee and the holders of the Offered Securities, valid and enforceable security interests in and liens on the Notes Collateral subject thereto and, upon the filing of appropriate Uniform Commercial Code financing statements in the applicable jurisdictions as set forth on Schedule D hereto and the taking of the other actions, in each case as further described in such Security Agreement, such security interests in and liens on the rights of the Company in such Notes Collateral will be perfected security interests and liens, superior to and prior to the liens of all third persons (other than certain liens permitted by the Indenture or the Security Agreements, in the reasonable discretion of the Underwriters after consultation with the Company).

(i) No Finder’s Fee. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Company or any Guarantor and any person that would give rise to a valid claim against the Company, any Guarantor or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(j) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement, the Indenture and the Security Agreements in connection with the offering, issuance and sale of the Offered Securities by the Company or the sale of the Guarantees by the Guarantors, except (i) such as have been obtained, or made and such as may be required under state securities laws, (ii) the filing of UCC-1 financing statements, the recording of Mortgages (or amendments to Existing Mortgages if the Company so elects to proceed in accordance with Section 5(l)(i)), together with any corresponding affidavits, certificates or tax filings required in connection therewith, and the execution of account control agreements in respect of accounts in the Notes Collateral as set forth in Section 7 below, and (iii) except for such consents approvals, authorizations, orders, filings or registrations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the ability of the Company and the Guarantors to consummate the transactions contemplated hereby.

(k) Title to Property. Except as disclosed in the General Disclosure Package and the Final Prospectus, the Company, the Parent and the Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects except where the failure to have such title or the existence of such lien, charge, encumbrance or defect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and except as disclosed in the General Disclosure Package and the Final Prospectus or as permitted under the terms of the Mortgages (as the same may be amended). The Company, the Parent and the Subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(l) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of the Indenture, the Security Agreements and this Agreement, the issuance and sale of the Offered Securities and the Guarantees and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company, Parent or any of the Subsidiaries, pursuant to (i) the charter, by-laws or other organizational instrument or document of the Company, Parent or any of the Subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, Parent or any of the Subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company, Parent or any of the Subsidiaries is a party or by which the Company, Parent or any of the Subsidiaries is bound (in each case, other than liens, charges and encumbrances pursuant to Security Agreements) or to which any of the properties of the Company, Parent or any of the Subsidiaries is subject, except, in the case of (iii) above, for such conflicts, breaches, violations, liens, charges or encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, Parent or any of the Subsidiaries.

(m) Absence of Existing Defaults and Conflicts. Neither the Company, Parent nor any of the Subsidiaries is in violation of its respective charter or by-laws or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(n) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and each Guarantor.

(o) Possession of Licenses and Permits. The Company, the Parent and the Subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company, Parent or any of the Subsidiaries, would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Absence of Labor Dispute. Except as disclosed in the General Disclosure Package and Final Prospectus, no labor dispute with the employees of the Company, Parent, or any of the Subsidiaries exists or, to the knowledge of the Company or any Guarantor, as applicable, is threatened that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(q) Possession of Intellectual Property. The Company, the Parent and the Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company, Parent or any of the Subsidiaries would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r) Environmental Laws. Except as disclosed in the General Disclosure Package and the Final Prospectus, (a)(i) none of the Company, Parent or any of the Subsidiaries is in violation of, or has any liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances, to the protection or restoration of the environment or natural resources (including biota), to health and safety as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”), (ii) none of the Company, Parent or any of the Subsidiaries owns, occupies, operates or uses any real property contaminated with Hazardous Substances, (iii) none of the Company, Parent or any of the Subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) none of the Company, Parent or any of the Subsidiaries is liable or, to the knowledge of the Company or the Guarantors, allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (v) none of the Company, Parent or any of the Subsidiaries is subject to any claim by any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Substances, and (vi) the Company, the Parent and the Subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses, except in each case covered by clauses (i) – (vi) such as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect; (b) to the knowledge of the Company or the Guarantors, as applicable, there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to, any Environmental Law that would reasonably be expected to have a Material Adverse Effect; and (c) to the knowledge of the Company or the Guarantors, as applicable, there are no Environmental Laws or requirements proposed for adoption or implementation under any

Environmental Law that would reasonably be expected to have a Material Adverse Effect. For purposes of this subsection, “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.

(s) Accurate Disclosure. The statements in the General Disclosure Package and the Final Prospectus under the heading “Description of Notes” and “Description of Certain Indebtedness,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(t) Accurate Tax Disclosure. To the extent that the statements set forth in the General Disclosure Package and the Final Prospectus under the caption “Material U.S. Federal Income Tax Consequences for Non-U.S. Holders” purport to describe certain provisions of the United States federal tax laws referred to therein, such summaries fairly describe, in all material respects, such provisions.

(u) Absence of Manipulation. Neither the Company nor any Guarantor has taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(v) Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in the General Disclosure Package or in the Final Prospectus are based on or derived from sources that the Company and the Guarantors believe to be reliable and accurate.

(w) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package and the Final Prospectus, Parent, the Company and the Subsidiaries and Parent’s Board of Directors (the “Board”) are in compliance with Sarbanes-Oxley and all applicable Exchange Rules in all material respects. Parent maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) (collectively, “Internal Controls”) that comply with the Exchange Act and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. General Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Parent has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days Parent does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

(x) Disclosure Controls. Except as set forth in the General Disclosure Package and the Final Prospectus, Parent, the Company and the Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent, the Company and the Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(y) Litigation. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, Parent or any of the Subsidiaries or any of their respective properties that, if determined adversely to the Company, Parent or any of the Subsidiaries would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or would materially and adversely affect the ability of the Company or Parent to perform their respective obligations under the Indenture or this Agreement, or which are otherwise material in the context of the sale of the Offered Securities and the sale of the Guarantees; and to the Company’s or Parent’s knowledge, no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or contemplated.

(z) Financial Statements. The financial statements included in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly the financial position of Parent and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States (the “U.S. GAAP”) applied on a consistent basis. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(aa) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package and the Final Prospectus, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package and the Final Prospectus (i) there has been no change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, Parent or the Subsidiaries, taken as a whole that is material and adverse, (ii) except as disclosed in or contemplated by the General Disclosure Package and the Final Prospectus, there has been no dividend or distribution of any kind declared, paid or made by Parent on any class of its capital stock and (iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of Parent.

(bb) Investment Company Act. Neither the Company nor any Guarantor is, and immediately after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package and the Final Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(cc) Ratings. No “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) under the Exchange Act (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or any Guarantor or (ii) has indicated to the Company or any Guarantor that it is considering any of the actions described in Section 7(c)(ii) hereof.

(dd) Foreign Corrupt Practices Act. None of the Company, the Guarantors, nor to the best of the Company’s and the Guarantors’ knowledge, any of the other Subsidiaries, or their respective directors, officers, agents, employees or affiliates is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, the Guarantors, and to the best of the Company’s and the Guarantors’ knowledge, the other Subsidiaries and affiliates have conducted their businesses in compliance with the FCPA and have devised or instituted and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. In addition, none of the Company, the Guarantors, nor to the best of the Company’s and the Guarantors’ knowledge, any of the other Subsidiaries or their respective directors, officers, agents, employees or affiliates is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the U.K. Bribery Act 2010.

(ee) Compliance with Money Laundering Laws. The operations of the Company, Parent and the Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Parent or any of its Subsidiaries with respect to such statutes, rules, regulations and guidelines is pending or, to the knowledge of the Company and the Guarantors, threatened.

(ff) No Conflicts with Sanctions Laws. None of the Parent, Company, the Subsidiaries, any of their respective directors, officers or employees, nor to the knowledge of the Company and the Guarantors, any agent, affiliate or other person associated with or acting on behalf of the Parent, Company, or any of its Subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, the Parent, any of their Subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Offered Securities hereunder, or lend, contribute or otherwise make available such proceeds to the Parent, any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and the Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(gg) Taxes. The Company, the Parent and the Subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect); and, except as set forth in the General Disclosure Package and the Final

Prospectus, the Company, the Parent and the Subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(hh) Insurance. The Company, the Parent and the Subsidiaries are insured by insurers with appropriately rated claims paying abilities against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged; all policies of insurance insuring the Company, Parent or any of the Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company, the Parent and the Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company, Parent or any of the Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; none of the Company, Parent nor any such Subsidiary has been refused any insurance coverage sought or applied for; and none of the Company, Parent nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package and the Final Prospectus.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.25% of the principal amount, the respective principal amounts of Offered Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver the Offered Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company at the office of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, at 9:00 A.M., New York time, on June 20, 2016, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “Closing Date”. For purposes of Rule 15c6-1 under the Exchange Act, the Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Offered Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Davis Polk & Wardwell LLP at least 24 hours prior to the Closing Date.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company and the Guarantors. The Company and the Guarantors jointly and severally agree with the several Underwriters that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) of the Act (or, if applicable and consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433 of the Act.

(b) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the

Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose or pursuant to Section 8A of the Act, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities or the Guarantees in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. (i) If, at any time when a prospectus relating to the Offered Securities or the Guarantee is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance; and (ii) if at any time prior to the filing of the Final Prospectus, any event occurs as a result of which the General Disclosure Package as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the General Disclosure Package to comply with law, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, a supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, Parent will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e) Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Compliance. The Company will qualify the Offered Securities for offer and sale under the laws of such U.S. jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for distribution of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(g) Reporting Requirements. Parent, during the period when the Final Prospectus is required to be delivered under the Act, will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act.

(h) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, the Indenture and the Security Agreements, including but not limited to (i) any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities and the Guarantee for sale under the laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, (ii) the filing fees for FINRA’ s review of the offering of the Offered Securities, and the reasonable fees and disbursements of counsel to the Underwriters in connection with compliance with FINRA’s rules and regulations, (iii) any fees charged by investment rating agencies for the rating of the Offered Securities, (iv) costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities, (v) any travel expenses of the Company’s or Parent’s officers and employees and any other expenses of the Company or any Guarantor including the chartering of airplanes, (vi) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, (vii) expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors and (viii) all costs relating to the creation or perfection of liens on the Notes Collateral (including fees and expenses of Underwriters’ counsel). It is understood, however, that, except as provided in subclauses (i), (ii) and (viii) of this clause (h), and Sections 8 and 10 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities and the Guarantees by them, and any advertising expenses connected with any offers they may make.

(i) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and the Final Prospectus and, except as disclosed in the General Disclosure Package and the Final Prospectus, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j) Absence of Manipulation. Neither the Company nor any Guarantor will take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k) Restriction on Sale of Securities. Neither the Company nor any Guarantor will offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to United States dollar-denominated debt securities issued or guaranteed by the Company or any Guarantor and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representatives, for a period beginning on the date hereof and ending 30 days after the Closing Date.

(l) Real Property Deliverables. The Company shall deliver to the Collateral Agent either:

(i) on or prior to the 180th day following the Closing Date (the “Mortgage Delivery Date”), with respect to each parcel of real property owned by the Company or any Guarantor that is included in the Notes Collateral, each of the following, in form and substance satisfactory to the Representatives:

A.	a fully executed amendment (each, an “Amendment”) to each Mortgage on each parcel of real property securing the Company’s 8.750% Senior

Secured Notes due 2018 and obligations under Additional Secured Debt Documents (as defined in such mortgage) (each, an “Existing Mortgage”) in form suitable for filing or recording and evidence that a counterpart of such Amendment has been submitted for recording in all filing or recording offices that the Representatives may reasonably deem necessary or desirable and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

B.	a fully paid “bring-down” or modification endorsement to the existing policy or policies of title insurance relating to the applicable Existing Mortgage issued by a nationally-recognized title insurance company, confirming that the lien of such Existing Mortgage, as amended, is a valid lien on the mortgaged real property described therein, free and clear of all liens other than liens permitted pursuant to the Indenture, in form and substance as is reasonably satisfactory to the Representatives;

C.	an opinion of counsel in the state in which such parcel of real property is located from counsel reasonably satisfactory to the Representatives with respect to the enforceability, perfection, due authorization, execution and delivery of the applicable Existing Mortgage, as amended, and any related fixture filings;

D.	evidence of insurance required to be maintained pursuant to the Existing Mortgages as amended, and the Indenture (it being understood and agreed that the amount of insurance currently on the properties subject to the Existing Mortgages shall be deemed to satisfy this requirement); and

E.	flood hazard determination certificates and, if required, notices to the record owner of any improvements in a special flood hazard area, together with evidence of acceptable flood insurance coverage;

or, in the alternative to subsections A-E above, at Company’s election, Company may deliver to the Collateral Agent no later than the Mortgage Delivery Date, each of the following, in form and substance satisfactory to the Representatives:

A.	a fully executed Mortgage on such parcel of real property in form suitable for filing or recording and evidence that a counterpart of such Mortgage has been submitted for recording in all filing or recording offices that the Representatives may reasonably deem necessary or desirable and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

B.	a fully paid policy or policies of title insurance relating to such mortgaged real property issued by a nationally-recognized title insurance company and in an amount reasonably satisfactory to the Representatives, insuring the lien of such Mortgage to be a valid first lien on the mortgaged real property described therein, free and clear of all liens other than liens permitted pursuant to the Indenture, together with coinsurance, reinsurance and such endorsements as are reasonably satisfactory to the Representatives;

C.	a survey of such real property certified to the Company, the Collateral Agent and the title insurance company, meeting minimum standard detail requirements for ALTA/ACSM Land Title Surveys and in form and substance reasonably satisfactory to the Representatives by a land surveyor duly registered and licensed in the state in which such real property is located;

D.	an opinion of counsel in the state in which such parcel of real property is located from counsel reasonably satisfactory to the Representatives with respect to the enforceability, perfection, due authorization, execution and delivery of the applicable Mortgage and any related fixture filings;

E.	evidence of insurance required to be maintained pursuant to the Mortgages and the Indenture (it being understood and agreed that the amount of insurance currently on the properties subject to the Existing Mortgages shall be deemed to satisfy this requirement); and

F.	flood hazard determination certificates and, if required, notices to the record owner of any improvements in a special flood hazard area, together with evidence of acceptable flood insurance coverage.

6. Free Writing Prospectuses. (a) Issuer Free Writing Prospectuses. The Company and the Guarantors jointly and severally represent and agree that, unless the Company obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company and the Guarantors jointly and severally represent that they have treated and agree that they will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and have complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b) Term Sheets. The Company will prepare a final term sheet relating to the Offered Securities, containing only information that describes the final terms of the Offered Securities and otherwise in a form consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for the offering of the Offered Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company and the Representatives also consent to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Offered Securities on the Closing Date will be subject to the accuracy of the representations and warranties of the Company and the Guarantors herein (on the date hereof and as though made on the Closing Date), to the accuracy of the statements of the Company’s and the Guarantors’ officers made pursuant to the provisions hereof, to the performance by the Company and the Guarantors of their respective obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letter. The Representatives shall have received letters, dated, respectively, the date hereof and the Closing Date, of Ernst & Young LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the form agreed to with the Representatives (except that, in the letter dated the Closing Date, the specified date referred to in the letter shall be a date no more than three days prior to such Closing Date).

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose or pursuant to Section 8A of the Act shall have been instituted or, to the knowledge of the Company, Guarantors or any Underwriter, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the Applicable Time, there shall not have occurred (i) any change in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, Parent and the Subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with the offering, sale or delivery of the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company or any Guarantor by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) under the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company or any Guarantor (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to proceed with the offering, sale or delivery of or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company or any Guarantor on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by the U.S. Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to proceed with the offering, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) Opinions of Counsel for Company and the Guarantors. The Representatives shall have received an opinion, dated the Closing Date, of Weil, Gotshal & Manges LLP, counsel for the Company and the Guarantors, substantially in the form attached hereto as Exhibit A.

(e) Opinion of Counsel for Underwriters. The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f) Officers’ Certificate. The Representatives shall have received a certificate, dated the Closing Date, of an executive officer of the Company and the Guarantors and a principal financial or accounting officer of the Company and the Guarantors in which such officers shall state that: the representations and warranties of the Company and the Guarantors in this Agreement are true and correct; the Company and the Guarantors have complied with all agreements and satisfied all conditions on their parts to be performed or satisfied hereunder at or prior to the Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the dates of the most recent financial statements in the General Disclosure Package and the Final Prospectus, there has been no material adverse change in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, Parent and the Subsidiaries taken as a whole except as set forth in the General Disclosure Package and the Final Prospectus or as described in such certificate.

(g) Indenture. The Company and the Guarantors shall have executed and delivered the Indenture, in form and substance reasonably satisfactory to the Underwriters and the Trustee, and the Underwriters shall have received executed copies thereof.

(h) Security Agreements. The Company and the Subsidiary Guarantors shall have executed and delivered a perfection certificate dated as of the Closing Date (the “Perfection Certificate”) in form and substance reasonably satisfactory to the Purchasers and the Collateral Agent. Except as otherwise provided for in the Security Agreements, the Indenture or the other documents entered into in connection therewith, the Representatives and the Collateral Agent shall have received each of the Security Agreements (excluding the Mortgages, in the event the Company completes the requirements of Section 5(l)(i) during the permitted post-closing period), in form and substance reasonably satisfactory to the Purchasers and the Collateral Agent, and all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in all of the Notes Collateral (excluding the real property collateral, to the extent the same is not completed at Closing) subject thereto, including but not limited to, a control agreement with respect to the Asset Sales Proceeds Account (as defined in the Description of Notes) and Uniform Commercial Code financing statements in appropriate form for filing; each such document shall be executed by the Company and each other party thereto, and each such document shall be in full force and effect and evidence that all of the liens of third parties on the Notes Collateral have been released (other than certain liens permitted by the Indenture or the Security Agreements, in the reasonable discretion of the Purchasers after consultation with the Company). The Representatives shall also have received (i) certified copies of Uniform Commercial Code, tax and judgment lien searches or equivalent reports or searches each of a recent date listing all effective financing statements, lien notices or comparable documents that name the Company or any Guarantor as debtor and that are required by the Perfection Certificate or that the Representatives reasonably deem necessary or appropriate, none of which encumber the Notes Collateral covered or intended to be covered by the Security Agreements (other than such financing statements, lien notices or comparable documents evidencing certain liens permitted by the Indenture or the Security Agreements, in the reasonable discretion of the Purchasers after consultation with the Company) and (ii) reasonably acceptable evidence of payment or arrangements for payment by the Company and the Guarantors of any applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Agreements (excluding the Mortgages, which shall be governed by Section 5(l)).

(i) Existing Senior Notes. The Company shall have completed its previously announced cash tender offer (the “Cash Tender Offer”) for its outstanding Existing Senior Notes, shall have issued a notice of redemption for any outstanding Existing Senior Notes not tendered in the Cash Tender Offer and shall have satisfied and discharged the indenture governing the Existing Senior Notes in accordance with its terms.

The Company and the Guarantors will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.

8. Indemnification and Contribution. (a) Indemnification of Underwriters. The Company and the Guarantors will jointly and severally indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of any material fact contained in any part of any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact necessary to make the statements therein, in each case in light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b) Indemnification of Company and the Guarantors. Each Underwriter will severally and not jointly indemnify and hold harmless each of the Company, the Guarantors, each of their respective directors, each of their respective officers who signs a Registration Statement and each person, if any, who controls the Company or any Guarantor within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of any material fact contained in any part of any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact necessary to make the statements therein, in each case in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the information contained in the fifth paragraph under the caption “Underwriting” relating to market making activities and the information contained in the ninth, tenth and eleventh paragraphs under the caption “Underwriting” relating to stabilizing transactions.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to herein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to herein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Guarantors bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company, each Guarantor and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on the Closing Date and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on the Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on the Closing Date. If any Underwriter or

Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on the Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors or any of their respective officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company, the Guarantors and the Underwriters pursuant to Section 8 hereof shall remain in effect. For the avoidance of doubt, if the Agreement is terminated pursuant to Section 9 hereof, the respective obligations of the Company, the Guarantors and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives, c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, NY 10036, Fax: (212) 901-7897, Attention: High Grade Transaction Management/Legal, or, if sent to the Company or any Guarantor, will be mailed, delivered or telegraphed and confirmed to it at AK Steel Corporation, 9227 Centre Pointe Drive, West Chester, OH 45069, Attention: General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, partners, members, directors, officers, employees, agents, affiliates and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives jointly or individually will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company and Parent acknowledge and agree that:

(a) No Other Relationship. The Underwriters have been retained solely to act as underwriters in connection with the sale of Offered Securities and that no fiduciary, advisory or agency relationship between the Company and the Guarantors, on the one hand, and the Underwriters, on the other hand, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Underwriters have advised or is advising the Company or the Guarantors on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Underwriters, and the Company and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company and the Guarantors have been advised that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Guarantors and that the Underwriters have no obligation to disclose such interests and transactions to the Company or the Guarantors by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company and the Guarantors waive, to the fullest extent permitted by law, any claims they may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Underwriters shall have no liability (whether direct or indirect) to the Company or the Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company or the Guarantors, including stockholders, employees or creditors of the Company or the Guarantors.

16. Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company and the Guarantors hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and the Guarantors irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

17. Assignment. The parties hereby agree that Merrill Lynch, Pierce, Fenner & Smith Incorporated may, without notice to the Company or the Parent, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Merrill Lynch, Pierce, Fenner & Smith Incorporated’s capital markets, investment banking or related businesses may be transferred following the date of this Agreement.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company, each Guarantor and the several Underwriters in accordance with its terms.

Very truly yours,

AK STEEL CORPORATION

By:	/s/ Joseph C. Alter
Name:	Joseph C. Alter
Title:	Vice President, General Counsel and Corporate Secretary

AK STEEL HOLDING CORPORATION as Guarantor

By:	/s/ Joseph C. Alter
Name:	Joseph C. Alter
Title:	Vice President, General Counsel and Corporate Secretary

AK TUBE LLC as Guarantor

By:	/s/ Joseph C. Alter
Name:	Joseph C. Alter
Title:	Assistant Secretary

AK STEEL PROPERTIES, INC. as Guarantor

By:	/s/ Joseph C. Alter
Name:	Joseph C. Alter
Title:	President

The foregoing Underwriting Agreement is hereby

  confirmed and accepted as of the date first above

  written.

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED,

DEUTSCHE BANK SECURITIES INC.,

J.P. MORGAN SECURITIES LLC,

WELLS FARGO SECURITIES, LLC,

Acting on behalf of themselves and as the Representatives of the several Underwriters

By MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Paul M. Liptak
Name:	Paul M. Liptak
Title:	Director

By DEUTSCHE BANK SECURITIES INC.

By:	/s/ Ralph Totoonchie
Name:	Ralph Totoonchie
Title:	Director

By:	/s/ Robert D. Miller
Name:	Robert D. Miller
Title:	Managing Director

By J.P. MORGAN SECURITIES LLC

By:	/s/ Jeffrey Genova
Name:	Jeffrey Genova
Title:	Director

By WELLS FARGO SECURITIES, LLC

By:	/s/ Johnathan Temesgen
Name:	Johnathan Temesgen
Title:	Director

SCHEDULE A

Underwriter	Principal Amount of 7.50% Senior Secured Notes due 2023
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$152,000,000
Deutsche Bank Securities Inc.	50,984,000
J.P. Morgan Securities LLC	50,984,000
Wells Fargo Securities, LLC	50,984,000
Citigroup Global Markets Inc.	17,416,000
Credit Suisse Securities (USA) LLC	17,416,000
Goldman, Sachs & Co.	17,416,000
BMO Capital Markets Corp.	3,800,000
Citizens Capital Markets, Inc.	3,800,000
Fifth Third Securities, Inc.	3,800,000
ING Financial Markets LLC	3,800,000
PNC Capital Markets LLC	3,800,000
Regions Securities LLC	3,800,000

Total	$380,000,000

A-1

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1. Final Term Sheet, dated June 13, 2016, a copy of which is attached hereto.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

None

B-1

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-210785

Relating to the Preliminary Prospectus

Supplement dated June 13, 2016 to

the Prospectus dated June 13, 2016

AK Steel Corporation (“AK Steel”)

Pricing Term Sheet

$380,000,000 7.50% Senior Secured Notes due 2023

Issuer:	AK Steel Corporation
Guarantees:	The Notes will be fully and unconditionally guaranteed by the direct parent of AK Steel, AK Steel Holding Corporation (“AK Holding”), and by AK Tube LLC and AK Steel Properties, Inc., two wholly-owned subsidiaries of AK Steel (AK Holding and the Subsidiary Guarantors are collectively the “Guarantors”).

Security Type:	Senior Secured Notes

Pricing Date:	June 13, 2016

Settlement Date:	June 20, 2016 (T + 5)*

Principal Amount:	US $380,000,000

Maturity:	July 15, 2023

Benchmark:	1.625% UST due May 31, 2023

Spread to Benchmark:	+609 bps

Coupon:	7.50%

Price to Public:	100.000%

Yield to Maturity:	7.500%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2017

Optional Redemption:

Prior to July 15, 2019 at a redemption price equal to 100% of the principal amount of Notes being redeemed plus a “make-whole” premium described in the prospectus supplement, plus accrued and unpaid interest to the redemption date.

On and after July 15, 2019 at the redemption price for the Notes (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period commencing on July 15 of the years indicated below:

Year	Redemption Price
2019	103.750%
2020	101.875%
2021 (and thereafter)	100.000%

Prior to July 15, 2019, up to 35% of the Notes may be redeemed with the net cash proceeds of offerings of AK Holding’s common stock at a redemption price of 107.500%, plus accrued and unpaid interest to the redemption date.

CUSIP/ISIN:	001546 AT7 / US001546AT71

Joint Book-Running Managers

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Co-Managers:	BMO Capital Markets Corp. Citizens Capital Markets, Inc. Fifth Third Securities, Inc. ING Financial Markets LLC PNC Capital Markets LLC Regions Securities LLC

(*)	We expect that delivery of the notes will be made against payment thereof on or about the settlement date specified in this communication, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next succeeding business day should consult their own advisor.

AK Steel Corporation and AK Steel Holding Corporation have filed a registration statement (including a base prospectus) and AK Steel Corporation and the Guarantors have filed a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, AK Steel Corporation, AK Steel Holding Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting BofA Merrill Lynch at Attention: Prospectus Department, One Bryant Park, New York, NY, 10036 (1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com); Deutsche Bank Securities at Attention: Prospectus Group, 60 Wall Street, New York, New York 10005-2836, email: prospectus.cpdg@db.com, telephone (800) 503-4611; J.P. Morgan at Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204; Wells Fargo at Attention: Client Support, 608 2nd Avenue, South Minneapolis, MN 55402, telephone: (800) 645-3751 Opt 5, or email: wfscustomerservice@wellsfargo.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (800) 831-9146; Credit Suisse at Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone: 1-800-221-1037, or email: newyork.prospectus@credit-suisse.com; or Goldman Sachs & Co. at Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316, or email prospectus-ny@ny.email.gs.com.

This pricing term sheet supplements the preliminary prospectus supplement issued by AK Steel Corporation and the Guarantors on June 13, 2016 relating to the prospectus dated June 13, 2016.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

SCHEDULE C

Mortgages and Security Agreements

1.	Security Agreement among the Company, AK Properties, AK Tube and U.S. Bank National Association, as Collateral Agent.

2.	Collateral Trust Agreement among the Company, AK Properties, AK Tube, U.S. Bank National Association as Collateral Agent and U.S. Bank National Association as trustee under the Indenture (after giving effect to supplements and joinders thereto).

3.	Blocked Account Control Agreement among the Company, U.S. Bank National Association, as Collateral Agent, and U.S. Bank National Association as Depositary Bank.

4.	Mortgages over the Company’s owned real properties located in Ashland, KY; Coshocton, OH; Mansfield, OH; Middletown, OH; Walbridge, OH; Zanesville, OH; Dearborn, MI; Rockport, IN; and Butler, PA.

SCHEDULE D

Jurisdictions in which UCC Financing Statements Must be Filed

1.	Delaware

EXHIBIT A

Form of Opinion from Weil Gotshal & Manges

[Circulated Separately]

Form of 10b-5 Letter from Weil, Gotshal & Manges

[Circulated Separately]